THIS NOTE HAS  NOT BEEN REGISTERED UNDER THE  SECURITIES ACT OF 1933,  AS
       AMENDED, OR THE LAWS OF ANY STATE OR OF ENGLAND, AND NO TRANSFER HEREOF MAY BE EFFECTED UNLESS SUCH TRANSFER SHALL BE REGISTERED UNDER OR EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE LAWS OF ANY STATE OR OF ENGLAND.

       No. 1                                                       $75,000,000

                                HONDO OIL & GAS COMPANY
                           (FORMERLY PAULEY PETROLEUM INC.)
               Amended and Restated 6% Senior Note due January 15, 1999

            Hondo Oil & Gas Company (formerly known as Pauley Petroleum Inc.), a Delaware corporation (the "Company"), promises to pay to London Australian & General Property Company Limited or registered assigns, the principal sum of SEVENTY-FIVE MILLION Dollars (or so much as may be advanced, including the addition of interest to principal, and outstanding hereunder) on January 15, 1999.

                 Interest Payment Dates:       April 1 and October 1
                 Record Dates:                 March 15 and September 15

            This  Note  has  been  issued  by  the  Company  to  renew,  extend, consolidate, amend, restate and replace that certain 13-1/2% Senior Subordinated Note due 1998 (the "Prior Note") (in order to, among other things, implement an Amendment to the Note Purchase Agreement (as defined on the next page hereof) pursuant to which the Prior Note was issued), to evidence all indebtedness and other amounts outstanding under the Prior Note, and to evidence any further interest that may be added to principal pursuant to the terms of this Note. All additions to principal (including the addition of interest to principal) and payments made pursuant to this Note may be recorded by the Noteholder on its books and records, and such books and records (or any statement or certificate of the Noteholder based thereon) shall be conclusive as to the existence and amounts thereof absent manifest error. Although issued in substitution for and restatement of the Prior Note, this Note shall not be deemed to have been issued in payment, satisfaction, cancellation or novation of any of the Prior Note.

            Additional provisions of this Note are set forth on the other side of this Note.

            The portion of principal amount of this Note set forth below (subject to approval by the Company's stockholders at their 1998 Annual Meeting) is convertible in accordance with Section 5 of this Note at the Conversion Price set forth below (subject to adjustment if certain events set forth in Section 5 of this Note occur after the date hereof):

                                    Conversion Box
                                    --------------
                           Principal           Conversion
                           Amount              Price

                           $7,000,000          $7.70


       Dated:    As of December 18, 1997

                                          HONDO OIL & GAS COMPANY

                                          By:  /s/ John J. Hoey
                                               ------------------------------
                                               President

       By:  /s/ Stanton J. Urquhart
            ----------------------------
            Secretary

                                     [END OF PAGE]

                                HONDO OIL & GAS COMPANY
                           (Formerly PAULEY PETROLEUM INC.)
                         6% Senior Notes Due January 15, 1999

            1. Interest. Hondo Oil & Gas Company (formerly Pauley Petroleum Inc.), a Delaware corporation ("Company"), promises to pay interest on the principal amount of this Note at the rate per annum shown above (provided, however, that if the Company's stockholders shall fail to approve the right of the Holders to convert $7,000,000 principal amount of the Note at a conversion price of $7.70 per share at their 1998 Annual Meeting, the interest rate applicable to the portion of this Note that would have otherwise been so convertible shall be 13.5% per  annum).
        The Company will pay interest semiannually  on April 1 and October 1  of
       each year,  commencing May 1, 1989.   Interest on  the Notes will  accrue
       from the most recent date to which interest has been paid or , if no interest has been paid, from November 4, 1988, in any case to (but excluding) the applicable interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

            Notwithstanding anything in the foregoing to the contrary, if, in the opinion of its Board of Directors, the Company does not have sufficient cash resources to pay interest on the Notes when due, then the Company may offer to the Noteholder a payment of the interest in shares of the Company's common stock, valued at (i) the last reported sales price regular way on the interest due day or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case on the American Stock Exchange or other principal national securities exchange on which the Company's common stock is listed or, if not listed on any national securities exchange, on The Nasdaq Stock Market's National Market System or, (ii) if (i) is not applicable, the average of the bid and asked prices at the end of the interest due day in the over-the-counter market as furnished by any New York Stock Exchange member firm selected by the Noteholder in good faith for that purpose. In making this determination, the Company's management will not, without the consent of the Noteholder, allocate cash resources to new capital projects not related to the Opon Association Contract dated July 15, 1987 between Empressa Colombiana de Petroleos and Opon Development Company. The Noteholder will then notify the Company whether it will either accept the payment of interest in the Company's common stock or add the amount of interest due to the principal of the Notes. If the Noteholder accepts the payment of interest in the Company's common stock, the Company will issue the requisite number of shares to Noteholder within ten business days after the Company receives notice of acceptance from Noteholder. The Noteholder recognizes that any shares of the Company's common stock that it may acquire by the payment of interest in the Company's common stock will not have been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold in the absence of an effective registration under the Act or an exemption from the registration requirements of the Act. If the Noteholder so requests at any time and from time to time after the date shares of he Company's common stock are issued to the Noteholder pursuant to this provision, the Company will use its best efforts to effect registration under the Act of the shares so issued.

            2.   Method of Payment.  The Company will pay interest on the  Notes
       (except defaulted interest) to the persons who are registered Holders of Notes at the close of business on the record date for the next interest payment date even though Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to the Company to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts, which may include a check payable in such money. It may mail an interest check to a Holder's registered address.

            3.   Note Purchase  Agreement.  The  Notes are issued  under a  Note
       Purchase Agreement dated as of November 1, 1988 (as same may be supplemented, modified, amended or restated from time to time, the "Note Purchase Agreement") between the Company and Lonrho Plc. The Notes are subject to all of the terms of the Note Purchase Agreement, and Noteholders are referred to the Note Purchase Agreement for a statement of such terms. The Notes are unsecured general obligations of the Company limited to $75,000,000 in aggregate principal amount.

            4. Optional Redemption. The Company at its option may redeem all the Notes at any time or some of them from time to time on or after November 1, 1991 at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date:

       If redeemed during the 12-month period beginning November 1:

                 Year      Percentage          Year           Percentage
                 ----      ----------          ----           ----------
                 1991      107.714%            1994           101.928%
                 1992      105.786%            1995 and
                 1993      103.857%            thereafter     100.000%

       provided, however, that none of the Notes will be redeemed prior to November 1, 1993, directly or indirectly from or in anticipation of funds borrowed by the Company at an effective interest cost to the Company of less than 13-1/2% per annum.

            5. Conversion. Subject to approval by the stockholders of the Company at the Company's 1998 Annual Meeting of Stockholders, the Noteholder may, at its option, at any time prior to the payment in full of this Note, elect to convert up to the principal amount of this Note set forth in the Conversion Box on page 1 of this Note (or any portion thereof) into a number of fully paid and non-assessable shares of the Company's common stock, $1.00 par value per share (the "Common Stock"), determined by dividing the principal amount to be so converted by the Conversion Price per share set forth in the Conversion Box on page 1 of this Note (as adjusted as set forth below if certain events set forth below occur after the date set forth on page 1 of this Note).

            Upon any transfer, each Note issued shall reflect on it the portion of the principal amount of the Note being transferred that is convertible, with the remaining balance of such conversion privileges being retained by the transferee. Absent any such instruction to the Company, such conversion privileges shall be transferred pro rata to the portion of the Note being transferred and the portion of the Note being retained.

            The exercise of such conversion privilege shall be made by giving notice thereof to the Company (specifying the principal amount and at the Conversion Price) and surrendering the Note being converted to the Company. The balance of any such Note surrendered which is not converted shall be reissued to the Noteholder exercising such conversion privilege with appropriate adjustments to reflect the remaining principal amount convertible. The portion of any Note converted shall bear interest only to (but excluding) the date the Company issues a stock certificate representing the shares of Common Stock being issued to the Noteholder upon such conversion. No fractional shares of Common Stock shall be issued upon conversion of any Note. In lieu of any such fractional shares, the Noteholder, upon conversion, shall be entitled to the cash equivalent of such fractional share of Common Stock based upon the market price therefor (determined as of the date the Company issues such Common Stock to the Noteholder utilizing a similar method of determining such market price as that set forth in Section 2.01 of this Note Purchase Agreement).

            If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

            If the Company consolidates or merges into or sells, leases, transfers or otherwise disposes of all or substantially all of its assets, or if there occurs any recapitalization, reorganization, reclassification in such a way that holders of Common Stock are entitled to receive securities, cash or other assets with respect to or in exchange for Common Stock, the portion of the Notes then convertible will become convertible into the kind and amount of securities, cash or other assets which the Holder would have received immediately after the transaction as if the Holder had converted the portion of this Note then convertible immediately before the effective date of the transaction at the applicable Conversion Prices in effect immediately prior to such effective date.

            6.   Denominations,   Transfer,  Exchange.     The   Notes  are   in
       registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Note Purchase Agreement. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

            7. Persons Deemed Owners. The registered holder of a Note may be treated as its owner for all purposes.

            8. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Note Purchase Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

            The Company will furnish to any Noteholder upon written request and without charge a copy of the Note Purchase Agreement. Requests may be made to: Secretary, Hondo Oil & Gas Company, Enserch Tower, 10375 Richmond Avenue, Suite 900, Houston, Texas 77042.